Exhibit 99.1

Aurinia Announces Management Transition
ROCKVILLE, Maryland and EDMONTON, Alberta – March 23, 2026 – Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) announced today that Kevin Tang, Aurinia’s Chair of the Board, will succeed Peter Greenleaf as Chief Executive Officer. Peter will continue as a consultant to facilitate the transition.
“Aurinia thanks Peter for his many contributions to the Company over his 7-year tenure and wishes him the best in his future endeavors,” stated Mr. Tang. “Aurinia today is in an extremely strong position in no small part due to Peter’s stewardship. LUPKYNIS is emerging as a standard therapy for lupus nephritis, and our lead pipeline product, aritinercept, is advancing quickly through clinical studies. I look forward to working closely with the Aurinia team on our quest to bring life-altering treatments to patients suffering from autoimmune diseases.”
Aurinia also has appointed Ryan Cole as Chief Operating Officer, Michael Hearne as Chief Financial Officer and Thomas Wei as Chief Scientific Officer. Stew Kroll and Stephen Robertson will continue in their roles as Chief Development Officer and General Counsel, respectively.
About Aurinia
Aurinia is a biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy for the treatment of adult patients with active lupus nephritis. Aurinia is also developing aritinercept, a dual inhibitor of B cell-activating factor (BAFF) and a proliferation-inducing ligand (APRIL) for the potential treatment of autoimmune diseases.
Investor Inquiries
ir@auriniapharma.com
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